UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                          SEC File No. 000-14869
                                                        CUSIP Number 50047A 10 7
(Check One):
   Form 10-KSB    Form 20-F    Form 11-K   X Form 10-QSB    Form 10-D    N-SAR
---            ---          ---           ---            ---          ---
                        For Period Ended: September 30, 2007

                         Transition Report on Form 10-K
                         Transition Report on Form 20-F
                         Transition  Report  on Form 11-K
                         Transition Report on Form 10-Q
                         Transition  Report  on Form  N-SAR
                         For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I-- REGISTRATION INFORMATION

                                   Komodo, Inc.
                             Full Name of Registrant

                            Former Name if Applicable

                      Suite 1820, 1111 West Georgia Street
            Address of Principal Executive Office (Street and Number)

                          Vancouver, BC Canada V6E 4M3
                            City, State and Zip Code

PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 x   (a) The reasons described in reasonable detail in Part III of this form
---      could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form -SAR, or portion thereof, will be filed on or before the fifteenth calendar following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on the or before the fifth calendar day following the prescribed due date: and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III-- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the international nature of the registrant's business, it has experienced a delay in receiving the confirmations necessary to complete and file its Form 10-QSB. Management believes that the registrant will complete and file its Form 10-QSB within the prescribed extension period.




PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                  Leonard E. Neilson             (801)            733-0800
                          (Name)              (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify reports(s).           Yes  X    No
                                                                    ---      ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                             Yes       No  X
                                                                    ---      ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  KOMODO, INC.
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   November 15, 2007                                 By  /S/ Penny Perfect
                                                          ----------------------
                                                                  Penny Perfect
                                                                  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).